CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 333-102902 on Form N-6 of our report dated March 4, 2010 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the retrospective adjustment to the consolidated financial statements to give effect of comparative information as a result of the aircraft leasing company transfer, (2) change in the method of accounting and reporting for other than temporary impairments of debt and equity securities, and (3) the adoption of new guidance requiring retrospective application and presentation requirements for noncontrolling interest (previously known as minority interest)), relating to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” also in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 22, 2010